We have an electronic version of our prospectus at http://www.chipotleipo.com. The following is the initial "landing" page on that website:

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov or by clicking on the link above. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send to you the prospectus if you request it by calling toll-free 1-800-584-6837 (retail investors) or 1-866-718-1649 (institutional investors).

        Persons viewing the "landing page" are able to access an electronic version of our prospectus and a selection of our print, radio and television advertisements by following a link under the caption "Prospectus Summary." The script of those ads and a description of the graphics used in them are provided below.

TV Ads [available through the "onion" link on the landing page]

        Each of the following is a 15-second television spot that originally ran on the Public Broadcasting Service. Each spot ends with a static screen showing the Chipotle logo and the text "Gourmet Burritos & Tacos."

Sign Language

        This spot opens on a distinguished gentleman sitting in a well-appointed den, closing a book. As he starts to speak, a woman doing sign language for the hearing-impaired pops up in the bottom right hand corner of the screen.

        Host: Good evening. Tonight's program is made possible by a grant from Chipotle Mexican Grill, purveyors of fine burritos and tacos. [While Host is speaking, the interpreter is trying to sign and eat her burrito; she loses pace with the host and then decides to give up and just eat her burrito.]

Telethon

        This spot opens on a distinguished gentleman standing in front of a charitable pledge drive sign. There is a sound of many phones ringing in the background.

        Host: Welcome back. This program was made possible by a grant from Chipotle Mexican Grill. We look forward to bringing you more outstanding shows like this one. [As Host is talking, he walks in front of the phone bank where phones are unanswered due to the operators eating burritos.] And, remember that you…" [Host is drowned out by the sounds of unanswered phones.]

The News

        This spot opens at the beginning of a news program.

        Voiceover: The preceding program made possible by Chipotle Mexican Grill.

        Anchorwoman: In world news tonight [camera angle goes askew], financial markets saw mixed results due to the continued fluctuation of the drachma. At the same [cameraman eating a burrito becomes visible]…(whispers) William, William!

Radio Ads [available through the "tomato" link on the landing page]

        Each of the following songs is a radio spot that we've used in the past.

"You Can Choose"

You can choose to be nasty
You can choose to be nice
You can choose to have a sex change
But you can't do it twice
You can choose to be faithful
You can choose to fool around
You can live out in the country
You could get a place in town
You could try out for the Olympics
Or just watch it on TV
You could hide that new tattoo
Or let everybody see
You can choose to eat the chicken
You can choose to eat no meat
At Chipotle you can choose
Exactly what you want to eat
It's up to you
It's up to you

"Moo"

Moo moo moo moo moo moo
Moo moo moo moo Cow!
Moo moo moo moo moo moo
Moo moo moo moo Cow!
Moo moo moo moo moo moo
Moo moo moo moo Cow!
Moo moo moo moo moo moo
Moo moo moo moo Cow!
Moo moo moo moo moo moo
Moo moo moo Happy Cow!
(instrumental, moos in background)
How?
Naturale
Wow
Now
Cow
Happy Cow

"My Baby"

My baby likes to go out
Every night
She said she don't care where we go
Any place is all right
She said she just wants
Somethin real to eat
Other than that
Its really up to me
Yeah, my baby likes to go out
Every night
But when I pick her up
Its always the same
'cause that's when we got to play
our little game
I like Japanese, Chinese
Thai food OK?
She's like, nah,
Why don't you take me down to Chipotle?
Yeah my baby likes to go to
Every night

"Clean Livin"'

Clean livin', out on the ranch
Theres a bird singin on a cottonwood branch
Clean livin', cows walkin' by
They look so happy I was wonderin' why
So I asked the rancher, he said
Clean livin' son, shootin' up ain't cool
I don't fill 'em up with chemicals
I keep 'em natural
And then I only feed 'em
Good natural things to eat
You raise 'em up right
They make some mighty tasty meat
I said I gotta go get me some
He said well you better have a lot of dough
'cause I sell to fancy restaurants
And I said "Oh."
He said but I'll let you in on a little secret son
There is one other way
You can get my natural beef
Right down at Chipotle
Oh yeah, clean livin',
I said with a shout
I'm headin' to Chipotle
Gonna check it out

Print Ads [available through the "avocado" link on the landing page]

        Our print ads generally focus on either an image of a large foil burrito like the one shown on the cover of the prospectus or an image of one of our ingredients. The text below the image varies. We've included the following examples.

BURRITOS & TACOS & BOLS. OH MY!

TILT. BITE. REPEAT.

TACOS THAT ROCKOS.

GRAB LIFE BY THE TACOS.

BEEF, PORK AND CHICKEN FROM FARMS, NOT FACTORIES.

OUR SALAD CAN BEAT UP YOUR SALAD.

SERVED HOT, NOT HEATED.

EVER MET A BURRITO YOU DIDN'T LIKE? WE HAVE, SO WE MADE THESE.

TASTY FAST FOOD, BECAUSE IT'S MADE LIKE TASTY SLOW FOOD.

WE USE SALSA INSTEAD OF HEAT LAMPS.

SLOW COOKED, DELICATELY SPICED, GOURMET INGREDIENTS, WRAPPED IN FOIL FOR IRONY.

FRESH AS THE DAY IT WAS MADE, WHICH WOULD BE TODAY.

WHAT THE HECK IS PROCESSED CHEESE FOOD ANYWAY?

CONTAINS ONLY GENUINE PLANTS AND ANIMALS.

INGEST NO EVIL.

IT'S 11:45 AM. DO YOU KNOW WHERE YOUR BEEF COMES FROM?